EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Wyndham Destinations, Inc. (formerly Wyndham Worldwide Corporation) on Form S-8 (No. 333-136090) of our report dated June 26, 2018, on our audits of the financial statements of the Wyndham Worldwide Corporation Employee Savings Plan as of December 31, 2017 and 2016, and for the year ended December 31, 2017, and of the supplemental schedule as of December 31, 2017, which report is included in this Annual Report on Form 11-K to be filed on or about June 26, 2018.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
Iselin, New Jersey
June 26, 2018